Exhibit 10.18

12 June 2015

To:

Commonwealth Bank of Australia

Darling Park, Tower 1

Level 22, 201 Sussex Street

Sydney NSW 2000

Attention: Steven Furlong, Vice President—Agency

Dear Steven

We refer to:

(a)

the A$300 million Syndicated Revolving Facility Agreement dated 8 October 2013 (as amended and/or restated from time to time) between, FOXTEL Management Pty Limited as Initial Borrower, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited, National Australia Bank Limited and Westpac Banking Corporation as Initial Financiers and Commonwealth Bank of Australia as Facility Agent (the 2013 Facility Agreement); and

(b)

the Syndicated Facility Agreement to be entered into on or about the date of this letter by FOXTEL Management Pty Limited and FOXTEL Finance Pty Limited as Initial Borrowers, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited, National Australia Bank Limited and Westpac Banking Corporation as Initial Financiers and Commonwealth Bank of Australia as Facility Agent (the 2015 Facility Agreement).

Terms defined in the 2013 Facility Agreement (including by incorporation) have the same meaning in this letter unless the context otherwise requires or the relevant term is defined in this letter.

Amendments to the 2013 Facility Agreement

In accordance with clause 17.5 (Instructions to Facility Agent) of the 2013 Facility Agreement, we would be grateful if you could ask the Financiers to confirm that, subject to payment of the consent fee referred to below, they approve the following amendments to the 2013 Facility Agreement (the Amendments):

(a)

in relation to each Funding Portion which is provided or redrawn after the date of this letter with effect from the first day of the next Interest Period for such Funding Portion, clause 7.4 (Margin) of the 2013 Facility Agreement be deleted and replaced with the following:

“The Margin for a Funding Portion will be determined by reference to the table below based on the Total Debt to EBITDA Ratio of the FOXTEL Group as shown in the most recent Compliance Certificate delivered under clause 5.1 of the Common Terms Deed Poll as at the most recent Calculation Date. Any Margin adjustment will take effect on the first day of the next Interest Period for a Funding Portion.

Total Debt to EBITDA	Margin
≤1.5	1.10% p.a.
above 1.5 ≤ 2.0	1.20% p.a.

Total Debt to EBITDA	Margin
above 2.0 < 2.25	1.25% p.a.
above 2.25 < 2.5	1.35% p.a.
above 2.5 < 3.0	1.45% p.a.
above 3.00 < 3.5	1.70% p.a.
above 3.5	2.05% p.a.

”; and

(b)	with effect from the date of this letter, the definition of ‘Maturity Date’ in clause 1.1 (Definitions) of the 2013 Facility Agreement will be deleted and replaced with the following:

“Maturity Date means 7 April 2019.”

Consent Fee

In consideration of the Financiers agreement to the Amendments, the Initial Borrower will pay a consent fee equal to 0.05% of the aggregate of each consenting Financier’s Commitment. The consent fee will be payable on Financial Close (as defined in the 2015 Facility Agreement) to each consenting Financier rateably in accordance with their Commitment.

Miscellaneous

We would be grateful if you could please sign and return the enclosed copy of this letter on behalf of the Financiers to confirm that the Amendments have been approved by the Financiers.

We confirm that other than the Amendments, the terms of the 2013 Facility Agreement remain unchanged and in full force and effect and that nothing in this letter:

(a)	affects the validity or enforceability of the Finance Documents;

(a)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under any Finance Document before the date of this letter; or

(b)	discharges, releases or otherwise affects any liability or obligation arising under any Finance Document before the date of this letter.

We confirm that each representation and warranty given under the Common Terms Deed Poll (other than the representation and warranty in clause 4.1(m) of the Common Terms Deed Poll) is true and correct in all material respects, and is not misleading in any material respect, as though they are made in respect of the facts and circumstances subsisting as at the date of this letter.

This letter may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

This letter is governed by the laws of New South Wales and is a Finance Document for the purposes of the 2013 Facility Agreement

Yours sincerely	LYNETTE IRELAND

/s/ Peter Tonagh	/s/ Lynette Ireland
On behalf of FOXTEL Management Pty Limited

We confirm that the Financiers have approved the Amendments on the terms of this letter

/s/ Steven Furlong

For and on behalf of Commonwealth Bank of Australia as Facility Agent for the Financiers under the 2013 Facility Agreement